Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 6, 2013, except as to Note 1, as to which the date is September 13, 2013, in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-190610) and related Prospectus of Benefitfocus, Inc. for the registration of 5,175,000 shares of its common stock.

/s/ Ernst & Young LLP

Raleigh, North Carolina

September 16, 2013